Exhibit 5.2

1313 North Market Street P.O. Box 951 Wilmington, DE 19899-0951 302 984 6000 www.potteranderson.com

February 5, 2021

Illumina, Inc.

5200 Illumina Way

San Diego, California 92122

Re: Registration of Securities on Form S-4 by Illumina, Inc.

Ladies and Gentlemen:

You have requested our opinion as to certain matters of the laws of the State of Delaware in connection with the proposed issuance of Contingent Value Rights (“CVRs”) by Illumina, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of September 20, 2020, by and among the Company, SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company, SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, and GRAIL, Inc., a Delaware corporation (together with the Merger Agreement Amendment (as defined below), the “Merger Agreement”). The CVRs will be issued under a Contingent Value Rights Agreement (as amended by the CVR Letter (as defined below), the “CVR Agreement”) to be entered into by the Company, Computershare Trust Company, N.A., a federally chartered trust company (the “Trustee”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Holder Representative”). The CVRs are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) (Registration No. 333-250941) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In our capacity as special Delaware counsel, and in connection with our opinion hereinafter set forth, we have been furnished and have examined copies of the following documents, all of which have been supplied to us by the Company or obtained from publicly available records:

1.	The Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 6, 2019 (the “Amended and Restated Certificate”);

2.	The Amended and Restated Bylaws of the Company, dated June 6, 2019 (the “Bylaws”);

3.	An executed copy of the Merger Agreement;

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4.	An executed copy of the Amendment to the Merger Agreement, by and among the Company, SDG Ops, Inc., SDG Ops, LLC, and GRAIL, Inc., dated February 4, 2021 (the “Merger Agreement Amendment”);

5.	A form of CVR Agreement, attached as Annex B to the Registration Statement, including the form of CVR certificate attached thereto as Annex A (the “CVR Certificate”);

6.	An executed copy of the Letter Agreement, by and between the Company and GRAIL, Inc., concerning certain mutually agreed upon changes to the CVR Agreement, dated February 4, 2021 (the “CVR Letter”);

7.	A form of the Registration Statement; and

8.

The Minutes of the Meeting of the Board of Directors of the Company held on September 14, 2020, including the Resolutions of the Board of Directors of the Company adopted in connection with approving the Merger Agreement and the form of CVR Agreement attached thereto as Annex A (the “Board Resolutions”).

For purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (1) through (8) above. In particular, we have not reviewed and express no opinion as to any document (other than the documents listed in paragraphs (1) through (8) above) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinion stated herein. We have conducted no factual investigation of our own but rather have relied solely upon the foregoing documents reviewed by us, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete, and accurate.

Based upon the foregoing and upon an examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, exceptions, and limitations set forth herein, we are of the opinion that when (i) the CVR Agreement has been duly executed and delivered by the Company, the Trustee, and the Holder Representative and (ii) the CVR Certificates have been duly executed by the Company, authenticated by the Trustee, and delivered pursuant to the terms of the CVR Agreement and as contemplated by the Merger Agreement, the CVRs will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the CVR Agreement and the CVR Certificates.

The foregoing opinion is also subject to the following assumptions, qualifications, exceptions, and limitations:

A.    The opinion expressed in this letter is limited to laws of the State of Delaware presently in effect (not including tax laws, insurance laws, antitrust laws, securities laws, and rules, regulations, orders, and decisions relating thereto). We have not considered, and we express no

February 5, 2021

opinion as to the laws, significance, or effect in any respect of any relationship governed by the laws, rules, or regulations of any other jurisdictions including, without limitation, the federal laws of the United States, and rules and regulations relating thereto, or the rules and regulations of any regulatory body.

B.    We have assumed that each of the entity parties, other than the Company, to each of the documents examined by us is (and, at the time of the issuance of the CVRs, the Company and the Trustee will be) duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction governing its organization or formation. In addition, we have assumed that each of the parties to the Merger Agreement, the CVR Agreement, the CVR Letter, and the CVR Certificates (exclusive of the Company) has all requisite legal capacity, power, authority, and legal right to execute, deliver, and perform its obligations under each such document. We have also assumed with respect to the Merger Agreement, the CVR Agreement, the CVR Letter, and the CVR Certificates that the execution, delivery, and performance of such documents (in the form submitted for our review) by each party thereto (exclusive of the Company) has been duly authorized by each such party. We have further assumed that the Merger Agreement and the CVR Letter (in the forms submitted for our review) have been duly executed and delivered by each of the parties thereto (exclusive of the Company). We have also assumed that the authorization, execution, and delivery by each of the parties thereto of each document examined by us, the performance by each of such parties of their respective obligations thereunder, and the consummation of the transactions contemplated thereby, does not (i) result in the breach of the terms of, and does not contravene, any contractual restriction binding upon such entities (exclusive of, with respect to the Company only, the Amended and Restated Certificate, the Bylaws, the Merger Agreement, and the CVR Letter), (ii) violate any law, rule, or regulation applicable to such party thereto or any of its properties (exclusive of, with respect to the Company only, any law, rule, or regulation of the State of Delaware applicable to the Company or any of its properties), or (iii) require under any law, statute, rule, or regulation, any filing with, or any approval or consent of, any governmental authority (exclusive of, with respect to the Company only, any governmental authority of the State of Delaware).

C.    We have assumed, without any investigation, that all signatures on all documents examined by us are genuine. We have further assumed the legal capacity of any natural persons who are signatories to any of the documents examined by us. We also have assumed the accuracy and completeness of all documents examined by us, the authenticity of all originals of all documents examined by us, the conformity to original documents of all documents examined by us and submitted to us as copies, and the authenticity and completeness of the originals of such copies.

D.    We have assumed that at or before the time of issuance of the CVRs (i) the Registration Statement will have become effective under the Act; (ii) the CVR Agreement will constitute a valid and binding obligation of the Trustee and the Holder Representative, enforceable against the Trustee and the Holder Representative in accordance with its terms; and (iii) the specific terms of the CVRs will have been duly established in conformity with the form of CVR Agreement (in the form submitted for our review).

February 5, 2021

E.    In rendering the opinion, we have assumed that the Company will not in the future take any discretionary action (including a decision not to act) permitted under the CVR Agreement or the Merger Agreement that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement, or contract.

F.    We express no opinion as to the enforceability of any waiver or consent set forth in the CVR Agreement, except to the extent that such waiver or consent has been given knowingly and voluntarily. We also express no opinion on the validity or enforceability of any waiver, release, exculpation, or limitation on liability to the extent it purports to waive, release, exculpate, or limit liability in connection with claims for conduct or inaction that has not yet occurred and the material facts and circumstances of which are not known or anticipated at the time the CVR Agreement is executed.

G.    We have assumed that the application of Delaware law to the CVR Agreement would not be contrary to a fundamental policy of any jurisdiction (other than the State of Delaware) that (a) would be the jurisdiction of applicable law in the absence of an effective choice of law, and (b) has a materially greater interest than the State of Delaware in the determination of any particular issue relating to the CVR Agreement.

H.    The opinion expressed in this letter is subject to and may be limited by (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer, and similar laws relating to or affecting creditors rights generally including, without limitation, the Delaware Uniform Fraudulent Transfer Act, the provisions of the United States Bankruptcy Code, and the Delaware insolvency statutes, (ii) the exercise of judicial discretion and application of principles of equity including, without limitation, concepts of good faith, fair dealing, conscionability, and reasonableness and the possible unavailability of or limitations on the scope of equitable remedies, including specific performance or injunctive relief (regardless of whether such matters are considered in a proceeding in equity or at law), (iii) public policy limitations (regardless of whether considered in a proceeding in equity or at law), including without limitation, public policy limitations with respect to exculpation, limitations on liability, indemnification, and the enforceability of releases, (iv) the qualification that enforceability of provisions requiring the payment of attorneys’ fees may be limited by applicable law and public policy, (v) the qualification that a court in which an action, suit, or proceeding is brought might not enforce a forum selection clause or consent to jurisdiction clause designating another forum or fora as having exclusive jurisdiction over such action, suit, or proceeding, (vi) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, and (vii) the qualification that there are and have been no agreements or understandings among the parties to the CVR Agreement, written or oral, other than the CVR Letter, and there is and has been no usage of trade or course of prior dealing among the parties to the CVR Agreement, that would, in either case, define, supplement or qualify the terms of the CVR Agreement.

I.    We have assumed that (i) the Board Resolutions have not been modified, amended, altered, or revoked since the time of their adoption, and remain in full force and effect through and including the date hereof and (ii) the Board Resolutions will be in full force and effect on the date(s) on which the Company executes and delivers the CVR Agreement and issues the CVRs.

February 5, 2021

J.    The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the State of Delaware as the same exists on the date hereof as set forth herein. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

This opinion is rendered for the benefit of the Company in connection with the matters herein described and may not, without our prior written consent, be furnished or quoted to any other person or entity for any purpose. The opinion expressed in this letter is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

Potter Anderson & Corroon LLP